UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 31, 2012
___________________

Shenandoah Telecommunications Company
(Exact name of registrant as specified in its charter)
__________________

Virginia	0-9881	54-1162807
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Shentel Way P.O. Box 459 Edinburg, VA	22824
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (540) 984-4141

Not applicable
(Former name or former address, if changed since last report.)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2-(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

The Company has entered into amendments to two of its material agreements.

On February 2, 2012, the Company issued a press release announcing that it had signed Addendum XII (the “Addendum”) to its Affiliate Agreement with Sprint Nextel that paves the way to building a 4G LTE network in the Company’s Sprint PCS service area.  The foregoing description of the Addendum is not complete and is qualified in its entirety by reference to the Addendum, which is attached as Exhibit 10.51.

The Company will mirror Sprint’s Network Vision architecture using Alcatel Lucent equipment starting in 2012.  The Addendum also gives the Company access to additional spectrum (including 800 MHz spectrum), extends the initial term of the Affiliate Agreement from 2019 to 2024, and increases the cap on the Net Service Fee for post-paid services from 12% to 14% of Net Billed Revenue less Allocated Write-offs.

The Company will host a conference call on February 6, 2012, at 11 a.m. Eastern time to provide additional details about the impacts of this Addendum.  Call-in details are provided in the copy of the press release, attached as Exhibit 99.1.

On January 31, 2012 Shenandoah Telecommunications Company (the “Company”) entered into the Fifth Amendment (the “Amendment”) to the Credit Agreement dated July 30, 2010 (as amended) related to its existing $190 million term loan A (the “Term Loan A”). The Amendment removes the “Fixed Charge Coverage Ratio” from the list of covenants the Company must comply with while the Credit Agreement is in effect.

The foregoing description of the Amendment is not complete and is qualified in its entirety by reference to the Amendment, which is filed as Exhibit 10.52 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

10.51	Addendum XII to Sprint PCS Management Agreement and Sprint PCS Services Agreement

10.52	Fifth Amendment to the Credit Agreement dated as of July 30, 2010, among Shenandoah Telecommunications Company, CoBank, ACB, Branch Banking and Trust Company, Wells Fargo Bank, N.A., and other Lenders

99.1                 Press release dated February 2, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SHENANDOAH TELECOMMUNICATIONS COMPANY
                        (Registrant)

February 2, 2012	/s/ Adele M. Skolits
Adele M. Skolits
Vice President - Finance and
Chief Financial Officer
(Duly Authorized Officer)